August 2, 2000

Catalytica, Inc.
430 Ferguson Drive
Mountain View, CA  94043

Ladies and Gentlemen:

In consideration of Catalytica, Inc. (the "Company") agreeing to enter into that certain Agreement and Plan of Merger, dated as of August 2, 2000 (the "Merger Agreement"), among Synotex Company, Inc. ("Parent"), a Delaware corporation and a wholly-owned subsidiary of DSM, N.V. (the "Guarantor") and Synotex Acquisition Corporation ("Merger Sub" and, together with Parent, the "Guaranteed Entities"), a Delaware corporation and a wholly-owned subsidiary of Parent, the Guarantor does hereby guarantee irrevocably and unconditionally the full and complete performance by the Guaranteed Entities of all obligations and liabilities, whether now in existence or hereafter arising, of the Guaranteed Entities under the Merger Agreement; provided, that nothing in this guarantee shall be deemed a waiver of any condition precedent to any obligation of the Guaranteed Entities pursuant to the Merger Agreement.

This guaranty shall continue in full force and effect until the earlier of the full and complete performance by the Guaranteed Entities of all obligations and liabilities under the Merger Agreement and the termination of the Merger Agreement in accordance with its terms.

This guaranty shall be governed by and construed in conformity with the laws of the State of Delaware. All disputes arising out of or in connection with this guarantee shall be solely and exclusively resolved by a court of competent jurisdiction in the State of Delaware. Guarantor hereby consents to the jurisdiction of the courts of the State of Delaware. Guarantor hereby consents to the jurisdiction of the courts of the State of Delaware and the United States District Court of the District of Delaware and waives any objections or rights as to forum nonconveniens, lack of personal jurisdiction or similar grounds with respect to any dispute relating to this guarantee.

                                          Very truly yours,

                                          DSM, N.V.


                                          By: /s/ Jan Zuidam
                                              ---------------------------
                                          Name:  Jan Zuidam
                                          Title: Member of Managing Board



                                          By: /s/ Arnold Gratama van Andel
                                              ----------------------------
                                          Name:  Arnold Gratama van Andel
                                          Title: Corporate Vice-President